EXHIBIT 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow Jones, Investor Relations Service

April 16, 2004 4:30 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES REPORTS FIRST QUARTER EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares (Nasdaq: UBSH - News) reports net income for the first quarter 2004 of $3.6 million, down 8.5% from $3.9 million for the same period in 2003. Over this same period, earnings per share on a diluted basis decreased from $.52 to $.47. Return on average equity for the quarter ended March 31, 2004 was 11.95%, while return on average assets for the same period was 1.16%, compared to 14.97% and 1.43% respectively, for the quarter ended March 31, 2003.

For the quarter, net income for the community banking segment was $3.5 million, an increase of $87,000 or 2.6% from $3.4 million for the first quarter of 2003. First quarter net income for the mortgage banking segment decreased to $125,000, a decline of $421,000 or 77.1% from $546,000 in the same quarter of 2003.

Net interest income for the quarter ended March 31, 2004 was up $654,000 or 6.3% from the first quarter of 2003. Average earning assets grew to $1.18 billion compared to $1.06 billion a year earlier providing the Company with a higher earnings base. This volume growth offset a decrease of 26 basis points in the net interest margin (FTE) which decreased to 4.00% in the first quarter of 2004, down from 4.26% in the same quarter of 2003, but up slightly from 3.99% in the fourth quarter of 2004.

Loans at March 31, 2004 increased 22.3% or $167.4 million from March 31, 2003 and 4.5% or $39.2 million from December 31, 2003. Yields on loans (FTE) decreased from 7.07% during the first quarter of 2003 and from 6.23% in the fourth quarter 2003 to 6.18% for the first quarter of 2004. The cost of funds also declined, from 2.80% in the first quarter of 2003 and 2.46% for the fourth quarter of 2003 to 2.40% in the first quarter of 2004. Loan yields declined by 5 basis points during the first quarter of 2004 while deposits and other borrowings declined by 6 basis points resulting in a relatively stable margin. Deposit levels were up $92.3 million, or 9.8%, from first quarter of 2003 and $32.9 million, or 3.3%, from the fourth quarter of 2003.

For the quarter ended March 31, 2004, the provision for loan losses was $431,000 up $44,000 from $387,000 a year earlier. This increased provision is generally reflective of the loan portfolio’s growth. At March 31, 2004, nonperforming assets totaled $9.4 million, including a single credit relationship comprising $8.1 million. Management has allocated $1.1 million in reserves related to that relationship and is actively working with the borrower to minimize any exposure to the bank.

Noninterest income for the first quarter of 2004 was flat at $4.7 million compared to the first quarter of 2003. This includes a decline of $603,000 in gains on the sales of mortgage loans which was offset by an increase of $502,000 in service charges on deposit accounts and of $165,000 in other service charges. Noninterest income, as compared to the fourth quarter of 2003, was down $587,000 largely as a result of a $245,000 decrease in gains on the sales of mortgage loans, nonrecurring gains on securities of $127,000 and on the sale of land of $123,000, both in the fourth quarter of 2003.

Noninterest expense for the first quarter 2004 increased by $1.2 million or 13.2% from a year ago. This increase is largely attributable to the Company’s expansion efforts. In the first quarter of 2004 compared to first quarter 2003, expenses were up due to the loan production office in Richmond, a new branch in Richmond and staff expansions in Rappahannock and Bank of Williamsburg, staff expansions in support areas and a change in our data support service.

“As expected, our first quarter operating results were impacted by the low interest rate environment. An upward shift in long-term rates early in the quarter slowed mortgage lending activity, continuing the trend we saw in the fourth quarter of 2003 and anticipated for 2004. As a result, our mortgage loan production volumes and related gains on sale of those loans were down approximately 23% from a year ago. Refinance activity has declined significantly, but purchase mortgage activity remains favorable as we enter April and May, typically two of the better home sale months.

Our net interest margin has been relatively stable at or near 4.00% over the past three quarters, but represents a 26 basis point decline from a year ago. Despite the decline in net interest margin, net interest income is up over 6% due to increases in earning assets. The margin continues to be a primary focus for our organization and we believe our balance sheet is postured to benefit from the rising rate environment which we expect to see in the coming months.

We remain focused on building the long-term value of our organization. We are excited about the pending acquisition of Guaranty Financial and the opportunities it presents for us the in attractive Charlottesville market. Our expansion into Richmond also presents a significant opportunity in that $18 billion deposit market. In addition to the previously announced expansion into the west end of Richmond, we recently purchased two branch facilities in Chesterfield County which we expect to open in the second quarter. These ventures require increases in personnel, occupancy and equipment expenses, typically in advance of any revenue generation. While these initiatives will slow the pace of earnings growth in the short-term, they represent very positive long-term opportunities for our organization.”

At March 31, 2004 total assets were $1.30 billion, up 12.4% from $1.16 billion at March 31, 2003. Deposits increased to $1.03 billion, up $92.3 million or 9.8% over $941.0 million at the end of the first quarter 2003, while loans totaled $917.5 million, up $167.4 million or 22.3% over March 2003 levels. Securities declined to $259.2 million at March 31, 2004 compared to $267.4 million a year earlier. The Company’s capital position remains strong with an equity-to-assets ratio of 9.5%.

The Company recently received approval from the regulatory authorities for its acquisition of Guaranty Financial Corporation, a nearly $200 million in assets company operating sales offices in the Greater Charlottesville area of Virginia. Guaranty’s shareholders are scheduled to vote on the issue at their shareholders meeting on April 22, 2004. If approved, the merger is expected to be effective May 1, 2004. With this merger, Union will become the second largest banking company headquartered in Virginia based on the most recent data available.

In connection with its impending acquisition of Guaranty Financial Corporation, the Company also announces the recent issuance of $22.5 million of trust preferred securities in a pooled transaction.

Under the terms of the transaction, the trust preferred securities will have a maturity of 30 years, bearing interest at a variable rate, reset quarterly, equal to three month LIBOR plus 2.75%. In general, the securities will not be redeemable for five years except in the event of certain special redemption events. While these securities currently qualify as capital for regulatory purposes, no assurance can be given that this capital treatment will continue to apply in the future. The managers for the transaction were FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.

The Company also anticipates opening two branches in Chesterfield County late in the second quarter of 2004. These will be the Company’s first locations in this part of the Richmond market and will compliment the two existing Henrico County branches.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (21 locations in the counties of Caroline, Hanover, Henrico, King George, King William, Spotsylvania, Stafford, Westmoreland and the City of Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg ( 2 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns a non-controlling interest in Johnson Mortgage Company, LLC.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Key Financial Data

	For the three months ended March 31,
	2004	2003
RESULTS OF OPERATIONS
Interest income	$16,890	$16,526
Interest expense	5,774	6,064

Net interest income	11,116	10,462
Provision for loan losses	431	387

Net interest income after provision for loan losses	10,685	10,075
Noninterest income	4,683	4,676
Noninterest expenses	10,510	9,280

Income before income taxes	4,858	5,471
Income tax expense	1,248	1,527

Net income	3,610	3,944

Interest earned on loans (Fully Tax Equivalent)	$14,043	$13,185
Interest earned on securities (FTE)	3,380	3,936
Interest earned on earning assets (FTE)	17,473	17,187
Net interest income (FTE)	11,699	11,124
Net income (FTE)	4,258	4,672
Interest expense on certificate of deposits	4,255	4,428
Interest expense on interest bearing deposits	4,727	5,087
Core deposit intangible amortization	143	146
Net income - community banking segment	$3,485	$3,398
Net income - mortgage banking segment	125	546

KEY PERFORMANCE RATIOS
Return on average assets (ROA)	1.16%	1.43%
Return on average equity (ROE)	11.95%	14.97%
Efficiency ratio	66.53%	61.30%
Efficiency ratio (excluding mortgage segment)	61.88%	58.40%
Net interest margin (FTE)	4.00%	4.26%
Yield on earning assets (FTE)	5.98%	6.59%
Cost of interest bearing liabilities	2.40%	2.80%

PER SHARE DATA
Net income per share - basic	$0.47	$0.52
Net income per share - diluted	0.47	0.52
Cash dividends paid (semi-annual payment)	—	—
Book value per share	16.15	14.41
Tangible book value per share	15.41	13.60

Key Financial Data

	For the three months ended March 31,
	2004	2003
FINANCIAL CONDITION
Assets	$1,299,150	$1,155,275
Loans, net of unearned income	917,508	750,079
Earning assets	1,223,081	1,083,044
Goodwill	864	864
Other intangibles	4,783	5,354
Deposits	1,033,365	941,026
Stockholders’ equity	123,437	109,433

AVERAGES
Assets	$1,247,109	$1,121,099
Loans, net of unearned income	892,836	727,975
Loans held for sale	22,692	36,762
Securities	238,638	267,365
Earning assets	1,175,346	1,058,295
Deposits	1,009,176	906,417
Certificates of deposit	507,732	469,432
Interest bearing deposits	859,547	781,580
Borrowings	108,187	97,363
Interest bearing liabilities	967,734	878,943
Stockholders’ equity	121,450	106,833

ASSET QUALITY

Beginning balance Allowance for loan loss	$11,519	$9,179
plus provision for loan loss	431	387
less charge offs	(303)	(226)
plus recoveries	349	252

Allowance for loan losses	11,996	9,592
Allowance as % of total loans	1.31%	1.28%

Nonaccrual loans	$8,925	$583
Foreclosed properties & real estate investments	444	774

Total nonperforming assets	9,369	1,357
Loans past due 90 days and accruing interest	1,058	1,690

Total nonperforming assets plus 90 days	10,427	3,047
Nonperforming assets to loans plus foreclosed properties	1.02%	0.18%

OTHER DATA
Market value per share at period-end	$32.24	$26.80
Price to book value ratio	2.00	1.86
Price to earnings ratio	17.15	12.88
Weighted average shares outstanding, basic	7,629,872	7,589,506
Weighted average shares outstanding, diluted	7,713,775	7,651,270
Shares outstanding at end of period	7,637,028	7,592,052
Shares repurchased	—	1,000
Average price of repurchased shares	—	24.07
Mortgage loan originations	87,767,487	113,812,000
% of originations that are refinances	40.1%	59.1%

End of period full time equivalent employees	482	449
Number of full service branches	33	31
Number of Bank subsidiaries	4	4
Number of ATMs	36	30

Union Bankshares Corporation

Comparative Income Statements

(in thousands)	3/31/2004	3/31/2003	Change
			$	%
Interest income:
Interest and fees on loans	$13,977	$13,106	$871	6.6%
Interest on Federal funds sold	46	44	2	4.5%
Interest on interest bearing deposits with other banks	4	4	—	0.0%
Interest on money market investments	—	18	(18)	N/M
Interest on investments:
Taxable	1,857	2,223	(366)	-16.5%
Tax exempt	1,006	1,131	(125)	-11.1%

Total interest income	16,890	16,526	364	2.2%

Interest expense:
Interest on deposits	4,728	5,087	(359)	-7.1%
Interest on Federal funds	—	1	(1)	N/M
Interest on short-term borrowings	69	70	(1)	-1.4%
Interest on long-term borrowings	977	906	71	7.8%

Total interest expense	5,774	6,064	(290)	-4.8%

Net interest income	11,116	10,462	654	6.3%
Provision for loan losses	431	387	44	11.4%
Net interest income after provision for loan losses	10,685	10,075	610	6.1%

Noninterest income:
Service charges on deposit accounts	1,547	1,045	502	48.0%
Other service charges and fees	754	589	165	28.0%
Gains (losses) on securities transactions, net	—	(15)	15	N/M
Gain on sales of loans	2,182	2,785	(603)	-21.7%
Gains (losses) on other real estate owned and bank premises, net	15	7	8	114.3%
Other operating income	185	265	(80)	-30.2%

Total noninterest income	4,683	4,676	7	0.1%

Noninterest expenses:
Salaries and benefits	6,292	5,850	442	7.6%
Occupancy expenses	688	663	25	3.8%
Furniture and equipment expenses	727	591	136	23.0%
Other operating expenses	2,803	2,176	627	28.8%

Total noninterest expenses	10,510	9,280	1,230	13.3%

Income before income taxes	4,858	5,471	(613)	-11.2%
Income tax expense	1,248	1,527	(279)	-18.3%

Net income	$3,610	$3,944	$(334)	-8.5%

UNION BANKSHARES CORPORATION

                Comparative Balance Sheets

(Dollars in thousands)	3/31/2004	3/31/2003	Change
			$	%
ASSETS
Cash and due from banks	$28,047	$27,488	$559	2.03%
Interest-bearing deposits in other banks	4,007	5,007	(1,000)	-19.97%
Other interest bearing deposits	1,711	—	1,711	n/m
Money market investments	194	5,150	(4,956)	n/m
Federal funds sold	9,401	8,975	426	4.75%

Total cash and cash equivalents	43,360	46,620	(3,260)	-6.99%

Securities available for sale, at fair value	259,225	267,407	(8,182)	-3.06%

Total securities	259,225	267,407	(8,182)	-3.06%

Loans held for sale	32,746	46,425	(13,679)	-29.46%

Loans, net of unearned income	917,508	750,079	167,429	22.32%
Less allowance for loan losses	(11,996)	(9,592)	(2,404)	25.06%

Net loans	905,512	740,487	165,025	22.29%

Bank premises and equipment, net	27,111	23,827	3,284	13.78%
Other real estate owned	444	774	(330)	-42.64%
Other assets	30,752	29,735	1,017	3.42%

Total assets	$1,299,150	$1,155,275	$143,875	12.45%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing demand deposits	$161,161	$144,070	$17,091	11.86%
Interest-bearing deposits:
NOW accounts	152,595	134,155	18,440	13.75%
Money market accounts	114,773	96,205	18,568	19.30%
Savings accounts	97,151	89,361	7,790	8.72%
Time deposits of $100,000 and over	178,925	160,423	18,502	11.53%
Other time deposits	328,760	316,812	11,948	3.77%

Total interest-bearing deposits	872,204	796,956	75,248	9.44%

Total deposits	1,033,365	941,026	92,339	9.81%

Customer repurchase agreements	41,430	30,270	11,160	36.87%
Trust preferred securities	22,500		22,500	n/m
Long-term borrowings	65,942	61,954	3,988	6.44%

Total borrowings	129,872	92,224	37,648	40.82%

Other liabilities	12,476	12,592	(116)	-0.92%

Total liabilities	1,175,713	1,045,842	129,871	12.42%

Stockholders’ equity
Common stock	15,274	15,184	90	0.59%
Surplus	2,551	1,531	1,020	66.62%
Retained earnings	97,712	85,941	11,771	13.70%
Unrealized gain on securities available for sale, net of deferred taxes	7,900	6,777	1,123	16.57%

Total stockholders’ equity	123,437	109,433	14,004	12.80%

Total liabilities and stockholders’ equity	$1,299,150	$1,155,275	$143,875	12.45%

Union Bankshares Corporation

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the three months ended March 31,
	2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
				(Dollars in thousands)
Assets:
Securities:
Taxable	$158,759	$1,857	4.70%	$177,848	$2,223	5.07%
Tax-exempt(1)	79,879	1,523	7.67%	89,517	1,713	7.76%

Total securities	238,638	3,380	5.70%	267,365	3,936	5.97%
Loans, net	892,836	13,711	6.18%	727,975	12,684	7.07%
Loans held for sale	22,692	332	5.88%	36,761	501	5.53%
Federal funds sold	19,067	46	0.97%	18,529	44	0.96%
Money market investments	199	0	0.20%	6,114	18	1.19%
Interest-bearing deposits in other banks	1,914	4	0.84%	1,551	4	1.05%

Total earning assets	1,175,346	17,473	5.98%	1,058,295	17,187	6.59%
Allowance for loan losses	(11,687)			(9,473)
Total non-earning assets	83,450			72,277

Total assets	$1,247,109			$1,121,099

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$147,757	105	0.29%	$129,022	174	0.55%
Money market savings	108,467	222	0.82%	95,920	269	1.14%
Regular savings	95,591	145	0.61%	87,207	216	1.00%
Certificates of deposit:
$100,000 and over	178,516	1,581	3.56%	156,517	1,544	4.00%
Under $100,000	329,216	2,674	3.27%	312,914	2,884	3.74%

Total interest-bearing deposits	859,547	4,727	2.21%	781,580	5,087	2.64%
Other borrowings	108,187	1,047	3.89%	97,363	976	4.07%

Total interest-bearing liabilities	967,734	5,774	2.40%	878,943	6,063	2.80%
Noninterest bearing liabilities:
Demand deposits	149,629			124,837
Other liabilities	8,296			10,486

Total liabilities	1,125,659			1,014,266
Stockholders’ equity	121,450			106,833

Total liabilities and stockholders’ equity	$1,247,109			$1,121,099

Net interest income		$11,699			$11,124

Interest rate spread			3.58%			3.79%
Interest expense as a percent of average earning assets			1.98%			2.32%
Net interest margin			4.00%			4.26%

(1)	Income and yields are reported on a taxable equivalent basis.